CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Call Warrants due 2018	$112,558	$13.08

August 2015 Pricing Supplement No. W-4 Registration Statement No. 333-200365 Dated August 28, 2015 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

835 Call Warrants Due August 31, 2018 Based on the Value of the JPX-Nikkei Index 400

Principal at Risk Warrants

The call warrants (the “warrants”) are European-style cash-settled call warrants. The warrants provide the opportunity to gain exposure to any positive performance of the JPX-Nikkei Index 400 (the “index”) as follows: if the final index level is greater than the initial index level, the warrants will be automatically exercised on the expiration date, and we will pay the cash settlement amount on the cash settlement date equal to the product of (i) the notional amount and (ii) the index percent change. If the final index level is less than or equal to the initial index level, the warrants will not be exercised and will expire worthless on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the level of the index does not increase, you will lose your entire investment in the warrants. In addition, even if the level of the index has increased, if the final index level is not sufficiently greater than the initial index level to offset the premium amount, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final index level must be greater than the initial index level by a percentage greater than the warrant premium percentage. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants. The warrants are for investors who are willing to risk their invested premium in exchange for the opportunity to gain leveraged returns when the warrants are automatically exercised on the expiration date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants are issued as part of Morgan Stanley’s Series F Global Warrants program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These warrants are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley
Index:	JPX-Nikkei Index 400
Aggregate premium amount:	$112,558
Premium amount and original issue price:	$134.80 per warrant
Notional amount:	$1,000 per warrant
Minimum initial investment:	$10,000, resulting in a minimum initial purchase of 74 warrants (after rounding)
Pricing date:	August 28, 2015
Original issue date:	September 2, 2015 (3 business days after the pricing date)
Expiration date:	August 28, 2018, subject to adjustment for non-index business days and certain market disruption events
Cash settlement date:	August 31, 2018
Exercise of warrants; cash settlement amount:

The warrants will either be automatically exercised or will expire worthless on the expiration date, as follows:

•      if the final index level is greater than the initial index level, the warrants will be automatically exercised on the expiration date. On the cash settlement date, we will pay with respect to the $134.80 premium amount of each warrant an amount in cash equal to the product of (x) the notional amount and (y) the index percent change.

Even if the index percent change is positive, if the index percent change is less than the warrant premium percentage, you will receive a cash settlement amount that is less than the premium amount and, therefore, you will lose a portion of your initial investment in the warrants.

•      if the final index level is less than or equal to the initial index level, the warrants will expire worthless and the cash settlement amount will be $0.

The warrants are highly risky, and there is no minimum payment on the warrants. Accordingly, you will lose all of your initial investment in the warrants if the final index level is less than or equal to the initial index level on the expiration date.

Index percent change:	(final index value – initial index value) / initial index value
Initial index level:	13,943.68, which is the index closing value on the pricing date
Final index level:	The index closing value on the expiration date
Warrant premium percentage:	13.48%
CUSIP / ISIN:	61761JH85 / US61761JH850
Listing:	The warrants will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$108.40 per $134.80 premium amount of warrants. See “Summary of Pricing Supplement” beginning on PS-3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to issuer(2)
Per warrant	$134.80	$6.50	$128.30
Total	$112,558.00	$5,427.50	$107,130.50
(1)	J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the warrants. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the issuer that will not exceed $6.50 per warrant. See “Description of the Warrants—Supplemental Information Concerning Plan of Distribution” in this pricing supplement. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of the Warrants—Use of Proceeds and Hedging” beginning on PS-20.

You must have an options-approved brokerage account in order to purchase the warrants and you must be experienced with respect to options and option transactions.

The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the index percent change is zero or negative, you will lose all of your investment in the warrants. See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these warrants, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The warrants are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. You should read the more detailed description of the warrants in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Warrants.”

Prospectus Supplement dated November 19, 2014         Prospectus dated November 19, 2014

JPMorgan

Placement Agent

For a description of certain restrictions on offers, sales and deliveries of the warrants and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the warrants, see the section of this pricing supplement called “Description of the Warrants—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the warrants or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the warrants:

The warrants have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The warrants may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The warrants have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the warrants or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The warrants have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

PS-2

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the warrants in general terms only. You should read the summary together with the more-detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors” below.

The 835 Call Warrants Due August 31, 2018 Based on the Value of the JPX-Nikkei Index 400, which we refer to as the warrants, are European-style cash-settled call warrants. The warrants provide the opportunity to gain exposure to any positive performance of the JPX-Nikkei Index 400, which we refer to as the index, as follows: if the final index level is greater than the initial index level, the warrants will be automatically exercised on the expiration date, and we will pay the cash settlement amount on the cash settlement date equal to the product of (i) the notional amount and (ii) the index percent change. If the final index level is less than or equal to the initial index level, the warrants will not be exercised and will expire worthless on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky and involve risks not associated with an investment in conventional securities. If the level of the index does not increase, you will lose your entire investment in the warrants. In addition, even if the level of the index has increased, if the final index level is not sufficiently greater than the initial index level to offset the premium amount, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final index level must be greater than the initial index level by a percentage greater than the warrant premium percentage of 13.48%. There is no minimum payment on the warrants. Accordingly, you may lose some or all of your initial investment in the warrants. The warrants are for investors who are willing to risk their invested premium in exchange for the opportunity to gain leveraged returns when the warrants are automatically exercised on the expiration date. You will not be able to purchase the warrants unless you have an options-approved brokerage account. All payments are subject to the credit risk of Morgan Stanley.

Each warrant costs $134.80	We, Morgan Stanley, are offering the 835 Call Warrants Due August 31, 2018 Based on the Value of the JPX-Nikkei Index 400, which we refer to as the warrants. The premium amount and original issue price of each warrant is $134.80.

The original issue price includes costs associated with issuing, selling, structuring and hedging the warrants, which are borne by you, and, consequently, the estimated value of the warrants is less than $134.80. We estimate that the value of each warrant is $108.40.

Our estimate of the value of the warrants as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

The estimated value of the warrants is determined using our own pricing and valuation models, market inputs and assumptions relating to the index, instruments based on the index, volatility and other factors including current and expected interest rates as well as our creditworthiness.

What is the relationship between the estimated value on the pricing date and the secondary market price of the warrants?

The price at which market participants may purchase the warrants in the secondary market, absent changes in market conditions, including those related to the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account the bid-offer spread that such market participants would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the warrants are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that market participants may buy or sell the warrants in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, they would generally do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

There may not be a secondary market for the warrants, and, if a secondary market

PS-3

once develops, it may cease to exist at any time.

Exercise of the warrants; cash settlement amount	The warrants are European-style cash-settled call warrants. The warrants will be automatically exercised or will expire worthless on the expiration date, as follows:
• if the final index level is greater than the initial index level, the warrants will be automatically exercised on the expiration date. On the cash settlement date, we will pay for each warrant a cash settlement amount equal to:

notional amount × index percent change

where,

	notional amount	=	$1,000 per warrant
	index percent change	=	final index level – initial index level
initial index level
	final index level	=	The closing value of the index on the expiration date, subject to postponement for non-index business days or market disruption events
	initial index level	=	13,943.68, which is the closing value of the index on August 28, 2015, which we refer to as the pricing date.

• if the final index level is less than or equal to the initial index level, the warrants will expire worthless and the cash settlement amount will be $0.

The warrants may not be exercised by either you or us prior to the expiration date. The warrants are highly risky. If the level of the index does not increase, you will lose your entire investment in the warrants. In addition, if the final index level is not sufficiently greater than the initial index level to offset the premium amount, you will lose a portion of your initial investment. In order to receive a positive return on your investment, the final index level must be greater than the initial index level by a percentage greater than the warrant premium percentage. The warrant premium percentage is 13.48%. There is no minimum payment on the warrants. Accordingly, you could lose your entire initial investment in the warrants.

All payments on the warrants are subject to the credit risk of Morgan Stanley.

Beginning on PS-6, in the section titled “Hypothetical Payouts on the Warrants,” we have provided a table and corresponding examples illustrating the calculation of the cash settlement amount on the warrants at maturity over a range of hypothetical index percent changes as determined on the expiration date. The examples do not show every situation that can occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of the Warrants—Historical Information” starting on PS-20. You cannot predict the future performance of the index based on its historical performance.

Investing in the warrants is not equivalent to investing in the index or its component stocks.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the warrant agent for the warrants. As calculation agent, MS & Co. will determine the initial index level, the final index level and the index percent change and calculate the payment that you will receive on the cash settlement date, if any.

PS-4

Where you can find more information on the warrants	The warrants are unsecured warrants issued as part of our Series F global warrants program. You can find a general description of our Series F global warrants program in the accompanying prospectus supplement dated November 19, 2014 and the prospectus dated November 19, 2014.

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the warrants, you should read the “Description of the Warrants” section in this pricing supplement. You should also read about some of the risks involved in investing in the warrants in the section called “Risk Factors.” The tax and accounting treatment of investments in index-linked warrants such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of the Warrants—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the warrants.

PS-5

HYPOTHETICAL PAYOUTS ON THE WARRANTS

The following examples and table illustrate the calculation of the cash settlement amount on the warrants payable at maturity over a range of hypothetical index percent changes, as determined on the expiration date. The hypothetical cash settlement amounts set forth below are for illustrative purposes only. The actual initial index level is set forth on the cover of this document. The actual cash settlement amount payable on the cash settlement date will be determined based on the performance of the index determined as of the expiration date. The numbers appearing in the following tables and examples may have been rounded for ease of analysis.

The examples and table are based on the following terms:

Term:	Approximately 3 years
Notional Amount:	$1,000 per warrant
Premium Amount:	$134.80 per warrant
Hypothetical Initial Index Level:	13,000
Warrant Premium Percentage:	13.48% per warrant
Exercise of Warrants:	If the final index level is greater than the initial index level, the warrants will be automatically exercised on the expiration date and you will receive the cash settlement amount. If the final index level is equal to or less than the initial index level, the warrants will expire worthless and the cash settlement amount will be zero.

Example 1: The index percent change is 30%.

The final index level is 16,900 on the expiration date, which is a 30% increase from the initial index level of 13,000. Since the final index level is greater than the initial index level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

Cash Settlement Amount = Notional Amount × Index Percent Change

= $1,000 × 30%

= $300

Therefore, on the cash settlement date, you will receive $300 for each $134.80 warrant (an approximately 122.55% total return).

Example 2: The index percent change is 13.48%.

The final index level is 14,752.40 on the expiration date, which is a 13.48% increase from the initial index level of 13,000. Since the final index level is greater than the initial index level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

Cash Settlement Amount = Notional Amount × Index Percent Change

= $1,000 × 13.48%

= $134.80

However, because the index percent change is equal to the warrant premium percentage of 13.48%, which results in a cash settlement amount equal to the premium amount paid per warrant, you will not receive a positive return on your investment. Therefore, on the cash settlement date, you will receive $134.80 for each $134.80 warrant (a 0.00% total return).

PS-6

Example 3: The index percent change is 10%.

The final index level is 14,300 on the expiration date, which is a 10% increase from the initial index level of 13,000. Since the final index level is greater than the initial index level, your warrant will be automatically exercised and your payment upon expiration will be calculated as follows:

Cash Settlement Amount = Notional Amount × Index Percent Change

= $1,000 × 10%

= $100

In this example, even though the final index level is greater than the initial index level, because the index percent change is less than the warrant premium percentage of 13.48%, the cash settlement amount does not offset the premium amount paid on the warrants and you will lose part of your investment. Therefore, on the cash settlement date, you will receive $100 for each $134.80 warrant (an approximately 25.82% total loss).

Accordingly, if the index percent change is positive but less than the warrant premium percentage, you will receive a cash settlement amount that is less than the premium amount and, therefore, you will lose a portion of your initial investment in the warrants.

Example 4: The index percent change is 0%.

The final index level is 13,000 on the expiration date, which is equal to the initial index level of 13,000. Since the final index level is equal to the initial index level, the warrants will not be exercised and will expire worthless on the expiration date. Therefore, the loss on your initial investment in the warrants will be 100% (a total loss of your initial investment), and you will receive $0 for each $134.80 warrant at maturity (a total loss of your initial investment).

Example 5: The index percent change is -30%.

The final index level is 9,100 on the expiration date, a 30% decrease from the initial index level of 13,000. Since the final index level is less than the initial index level, the warrants will not be exercised and will expire worthless on the expiration date. Therefore, the loss on your initial investment in the warrants will be 100% (a total loss of your initial investment), and you will receive $0 for each $134.80 warrant at maturity (a total loss of your initial investment).

Accordingly, if the index percent change is zero or negative, you will lose all of your initial investment in the warrants.

PS-7

Cash Settlement Amount at Maturity

Final Index Level	Index Percent Change	Cash Settlement Amount	Cash Settlement Amount minus Premium Amount	Total Return on the Warrants
23,400.00	80.00%	$800.00	$665.20	493.47%
20,800.00	60.00%	$600.00	$465.20	345.10%
18,200.00	40.00%	$400.00	$265.20	196.74%
15,600.00	20.00%	$200.00	$65.20	48.37%
14,752.40	13.48%	$134.80	$0.00	0.00%
14,300.00	10.00%	$100.00	-$34.80	-25.82%
13,650.00	5.00%	$50.00	-$84.80	-62.91%
13,000.00	0.00%	$0.00	-$134.80	-100.00%
12,350.00	-5.00%	$0.00	-$134.80	-100.00%
11,700.00	-10.00%	$0.00	-$134.80	-100.00%
10,400.00	-20.00%	$0.00	-$134.80	-100.00%
7,800.00	-40.00%	$0.00	-$134.80	-100.00%
5,200.00	-60.00%	$0.00	-$134.80	-100.00%
2,600.00	-80.00%	$0.00	-$134.80	-100.00%
0.00	-100.00%	$0.00	-$134.80	-100.00%

PS-8

RISK FACTORS

The warrants are unsecured contractual obligations of Morgan Stanley and do not guarantee the return of any of the invested premium. Investing in the warrants involves a high degree of risk and is not equivalent to investing in the index or its component stocks. This section describes the most significant risks relating to the warrants. For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus.

The warrants are highly risky, and you may lose all of your initial investment in the warrants

The warrants are highly speculative leveraged investments that involve a high degree of risk. If the final index level is less than or equal to the initial index level, the warrants will expire worthless and you will lose your entire investment in the warrants. The warrants are not suitable for investors who cannot sustain a total loss of their investment. You should be willing and able to sustain a total loss of your investment in the warrants.

There is no minimum payment on the warrants. Accordingly, you may lose all of your initial investment in the warrants.

You may lose some or a significant portion of your initial investment even if the final index level is greater than the initial index level	Even if the final index level is greater than the initial index level, you will lose some or a significant portion of your initial investment if the index percent change is less than the warrant premium percentage of 13.48%. In order for you to receive a cash settlement amount greater than your initial investment, the final index level must be greater than the initial index level by a percentage greater than the warrant premium percentage.

The warrants will be automatically exercised on the expiration date	The warrants will be automatically exercised on the expiration date. Neither you nor we can exercise the warrants at any time prior to the expiration date. Accordingly, unless you sell the warrants prior to the expiration date, you will not be able to capture any beneficial changes in the levels of the index prior to the expiration date. Further, you do not have a choice as to whether the warrants will be automatically exercised on the expiration date. Accordingly, you will not be able to benefit from any increase in the levels of the Index that occur after the expiration date.

The warrants are suitable only for investors with options-approved accounts	You will not be able to purchase the warrants unless you have an options-approved brokerage account. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and options transactions.

The value of the warrants will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the warrants, including:
• the value of the index at any time,

• the volatility (frequency and magnitude of changes in value) of the index,

• dividend rates or other distributions on the component stocks underlying the index,

• interest and yield rates in the market,

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,

• the time remaining until the maturity of the warrants (see “The time remaining to the cash settlement date may adversely affect the market value of the warrants” below),

• the composition of the index and changes in the component stocks of the index, and

PS-9

•      any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the value of the warrants prior to maturity.  For example, the value of the warrants will likely decline substantially if the level of the index is near or below the initial index level. The index was created on January 6, 2014 and therefore has limited historical performance. You cannot predict the future performance of the index based on its historical performance.  There can be no assurance that you will not suffer a loss on your initial investment in the warrants.

The time remaining to the cash settlement date may adversely affect the market value of the warrants

A portion of the market value of a warrant at any time depends on the value of the index at such time relative to the initial index level. Another portion of the market value of a warrant at any time prior to expiration depends on the length of time remaining until the cash settlement date and is known as the “time value” of the warrant. After the pricing date, the time value generally diminishes until, at expiration, the time value of the warrant is zero.

Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the index closing value falls below the initial index level and the shorter the time remaining until the cash settlement date. Therefore, the market value of the warrants will reflect both the rise or decline in the level of the index and the time remaining to the cash settlement date, among other factors. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.

The warrants are non-standardized options	The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the Securities and Exchange Commission. The warrants are unsecured contractual obligations of Morgan Stanley and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. Thus, unlike purchasers of OCC standardized options, who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, investors in the warrants may look solely to Morgan Stanley for performance of its obligation to pay the cash settlement amount, if any, at maturity. Additionally, the secondary market for the warrants, if any exists, is not expected to be as liquid as the market for OCC standardized options, and, therefore, sales of the warrants prior to the expiration date may yield a sale price that is lower than the theoretical value of the warrants based on the then-prevailing level of the index. See also “The warrants will not be listed on any securities exchange and secondary trading may be limited” below.

There are risks associated with investments in warrants linked to the value of foreign equity securities	The warrants are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities, such as Japanese equity securities, involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets, such as Japan, may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries, such as

PS-10

Japan, may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

The warrants are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the warrants	You are dependent on Morgan Stanley’s ability to pay all amounts due on the warrants at maturity, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the warrants, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the warrants prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the warrants.

The warrants will not be listed on any securities exchange and secondary trading may be limited	The warrants will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the warrants, and, if a secondary market once develops, it may cease to exist at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the warrants easily. If there is a secondary market for the warrants, it is possible that only one market participant will participate in such market, and, therefore, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which such market participant is willing to transact.

The costs of issuing, selling, structuring and hedging the warrants cause the estimated value of the warrants to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers may be willing to purchase the warrants in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect the bid-offer spread that market participants would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the warrants in the original issue price makes the economic terms of the warrants less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the warrants are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that market participants may buy or sell the warrants in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, they would generally do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the warrants is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of warrants, our models may yield a higher estimated value of the warrants than those generated by others, including other dealers in the market, if they attempted to value the warrants. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers would be willing to purchase your warrants in the secondary market (if any exists) at any time. The value of your warrants at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including changes in market conditions. See also “The value of the warrants will be influenced by many unpredictable factors” above.

PS-11

Investing in the warrants is not equivalent to investing in the index	Investing in the warrants is not equivalent to investing in the index or its component stocks. Investors in the warrants will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

Adjustments to the index could adversely affect the value of the warrants

Japan Exchange Group, Inc., Tokyo Stock Exchange, Inc. and Nikkei Inc. (the “Index Sponsors”) are responsible for calculating and maintaining the index. The Index Sponsors can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index. Any of these actions could adversely affect the value of the warrants.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the warrants	As calculation agent for the warrants, MS & Co. has determined the initial index level, will determine the final index level and the index percent change and will calculate the cash settlement amount you will receive on the cash settlement date, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index. These potentially subjective determinations may adversely affect the payout to you on the cash settlement date, if any. For further information regarding these types of determinations, see “Description of the Warrants—Index Closing Value,” “—Expiration Date,” “—Calculation Agent,” “—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation” in this pricing supplement. In addition, MS & Co. has determined the estimated value of the warrants on the pricing date.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the warrants	One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the warrants (and to other instruments linked to the index or its component stocks), including trading in the component stocks that constitute the index as well as in other instruments related to the index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the warrants, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the expiration date approaches. Some of our subsidiaries also trade the component stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index level, and, therefore, could have increased the value above which the index must close on the expiration date so that you do not lose your entire initial investment in the warrants. Additionally, such hedging or trading activities during the term of the warrants could adversely affect the value of the index on the expiration date, and, accordingly, the amount of cash an investor will receive on the cash settlement date, if any.

PS-12

DESCRIPTION OF THE WARRANTS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Warrant” refers to each $134.80 Premium Amount of our 835 Call Warrants Due August 31, 2018 Based on the Value of the JPX-Nikkei Index 400. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Number of Warrants	835

Aggregate Premium Amount	$112,558

Aggregate Notional Amount	$112,558

Pricing Date	August 28, 2015

Original Issue Date (Settlement Date)	September 2, 2015 (3 Business Days after the Pricing Date)

Cash Settlement Date	August 31, 2018, subject to extension as described in the following paragraph.

If the Expiration Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Cash Settlement Date, the Cash Settlement Date will be postponed to the second Business Day following the Expiration Date as postponed. See “––Expiration Date” below.

Issue Price	100% ($134.80 per Warrant)

Premium Amount	$134.80 per Warrant

Denominations	$134.80 and integral multiples thereof

Notional Amount	$1,000 per Warrant

Minimum Initial Investment	$10,000, resulting in a minimum initial purchase of 74 Warrants (after rounding)

CUSIP Number	61761JH85

ISIN	US61761JH850

Specified Currency	U.S. dollars

Exercise of Warrants;
Cash Settlement Amount	The Warrants will either be automatically exercised or will expire worthless on the Expiration Date, as follows:

(i) if the Final Index Level is greater than the Initial Index Level, the Warrants will be automatically exercised on the Expiration Date. On the Cash Settlement Date, upon delivery of the Warrants to the Warrant Agent, we will pay with respect to the $134.80 Premium Amount of each Warrant an amount in cash, as determined by the Calculation Agent, equal to the product of (x) the Notional Amount and (y) the Index Percent Change, or

(ii) if the Final Index Level is less than or equal to the Initial Index Level, the Warrants will expire worthless and the Cash Settlement Amount will be $0.

PS-13

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Warrant Agent and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $134.80 Premium Amount of each Warrant, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Cash Settlement Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Warrants to the Warrant Agent for delivery to DTC, as holder of the Warrants, on or prior to the Cash Settlement Date. We expect such amount of cash will be distributed to investors on the Cash Settlement Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Warrants—The Depositary” in the accompanying prospectus.

Index Percent Change	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Level minus the Initial Index Level and the denominator of which is the Initial Index Level, as described by the following formula:

Index Percent Change	=	Final Index Level – Initial Index Level
Initial Index Level

Initial Index Level	13,943.68, which is the Index Closing Value on the Pricing Date. See “Discontinuance of the Index; Alteration of Method of Calculation” below.

Final Index Level	The Index Closing Value on the Expiration Date, as determined by the Calculation Agent.

Index Closing Value	The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publishers. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Index Publishers	Japan Exchange Group, Inc., Tokyo Stock Exchange, Inc. and Nikkei Inc.

Expiration Date	August 28, 2018, subject to postponement for non-Index Business Days or Market Disruption Events as described in the following paragraph.

If the scheduled Expiration Date is not an Index Business Day or if there is a Market Disruption Event on such day, the Expiration Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that the Index Closing Value for the Expiration Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Expiration Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such

PS-14

date, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange	The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Book Entry Security or
Certificated Security	Book Entry. The Warrants will be issued in the form of one or more fully registered global warrants, which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Warrants. Your beneficial interest in the Warrants will be evidenced solely by entries on the books of the Warrants intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Warrants, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry warrants, please read “Forms of Securities—The Depositary,” “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” and “Securities Offered on a Global Basis Through the Depositary—Global Clearance and Settlement Procedures” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Warrant Agent	The Bank of New York Mellon, a New York banking corporation

Agent	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence

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of manifest error, be conclusive for all purposes and binding on you, the Warrant Agent and us.

All calculations with respect to the Cash Settlement Amount will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Warrant, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of Warrants will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Warrants, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Level or the Final Index Level. See “—Discontinuance of the Index; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Index:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of the Index (or the Successor Index (as defined below under “—Discontinuance of the Index; Alteration of Method of Calculation”)) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Warrants.

PS-16

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the Index;
Alteration of Method of Calculation	If the Index Publishers discontinue publication of the Index and the Index Publishers or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined, and, to the extent the Index Closing Value of the Successor Index differs from the Index Closing Value of the Index at the time of such substitution, a proportionate adjustment will be made by the Calculation Agent to the Initial Index Level.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Warrant Agent, to Morgan Stanley and to DTC, as holder of the Warrants, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Warrants, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publishers discontinue the publication of the Index prior to, and such discontinuance is continuing on, the Expiration Date and the Calculation Agent determines, in its sole discretion,

PS-17

that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the Warrants.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the sole opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Index	The JPX-Nikkei Index 400 was created by Japan Exchange Group, Inc., the Tokyo Stock Exchange and Nikkei Inc. Publication of the JPX-Nikkei Index 400 began on January 6, 2014, based on an initial index value of 10,000 as of August 30, 2013. The JPX-Nikkei Index 400 is composed of 400 Japanese common stocks listed on the TSE First Section, Second Section, “Mothers” (Market Of The High-Growth and EmeRging Stocks) or JASDAQ market. For additional information, see the description of the Index in “Annex A: The JPX-Nikkei Index 400” below.

License Agreement between the JPX-Nikkei
Index 400 Sponsors
and Morgan Stanley	“Nikkei Inc.,” “Nikkei” and the “JPX-Nikkei Index 400” are registered trademarks of the Index Sponsors and have been licensed for use for certain purposes by Morgan Stanley. For more information, see the description of the Index in “Annex A: The JPX-Nikkei Index 400” below.

PS-18

Historical Information	The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 6, 2014 through August 28, 2015. The index was created on January 6, 2014 and therefore has limited historical performance. The Index Closing Value on August 28, 2015 was 13,943.68. The graph following the table sets forth the historical performance of the Index for each day during the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on the Expiration Date. The Final Index Level may decline below the Initial Index Level so that the Warrants expire worthless on the Expiration Date.

We cannot give you any assurance that the Index Percent Change will be greater than the Warrant Premium Percentage so that you will not lose money on your investment, or that it will be positive so that you will not lose your entire investment in the Warrants.

JPX-Nikkei Index 400	High	Low	Period End
2014
First Quarter (from January 6, 2014)	11,800.26	10,330.02	10,893.94
Second Quarter	11,548.81	10,314.83	11,466.23
Third Quarter	12,246.68	11,173.77	12,055.67
Fourth Quarter	13,148.44	10,712.64	12,768.42
2015
First Quarter	14,475.35	12,308.20	14,022.96
Second Quarter	15,159.05	13,890.43	14,716.19
Third Quarter (through August 28, 2015)	15,251.93	12,910.11	13,943.68

Historical Daily Index Closing Values of the JPX-Nikkei Index 400

January 6, 2014 through August 28, 2015

Use of Proceeds and Hedging	The proceeds we receive from the sale of the Warrants will be used for general corporate purposes. We will receive, in aggregate, $134.80 per Warrant issued, because, when we enter into hedging transactions in order to meet our obligations under the Warrants, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Warrants borne by you and described beginning on PS-3 above comprise the Agent’s

PS-19

commissions and the cost of issuing, structuring and hedging the Warrants.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the Warrants by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to have taken positions in the securities constituting the Index and in futures and/or options contracts on the Index or its component securities listed on major securities markets. Such purchase activity could have increased the Initial Index Level, and therefore could have increased the value above which the Index must close on the Expiration Date so that you do not lose your entire initial investment in the Warrants. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Warrants by purchasing and selling the securities underlying the Index, futures and/or options contracts on the Index or its component securities listed on major securities markets or positions in any other available warrants or instruments that we may wish to use in connection with such hedging activities, including by selling any such warrants or instruments on the Expiration Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Warrants, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Expiration Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Index, and, therefore, adversely affect the value of the Warrants or the payment you will receive on the Cash Settlement Date.

Supplemental Information Concerning
Plan of Distribution	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate premium amount of Warrants set forth on the cover of this pricing supplement. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Warrants and will receive a fee from Morgan Stanley that will not exceed $6.50 per $134.80 Premium Amount of each Warrant, but will forgo any fees for sales to certain fiduciary accounts.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Warrants or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Warrants, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

PS-20

The Agent has represented and agreed, and each dealer through which we may offer the Warrants has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Warrants or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Warrants under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Warrants. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Warrants:

Brazil

The Warrants have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Warrants may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Warrants have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Warrants or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Warrants have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Validity of the Warrants	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Warrants offered by this pricing supplement have been executed and issued by Morgan Stanley, countersigned by the Warrant Agent pursuant to the Warrant Agreement and delivered against payment as contemplated herein, such Warrants will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without

PS-21

limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the Warrant Agent’s authorization, execution and delivery of the Warrant Agreement and its countersignature to the Warrants and the validity, binding nature and enforceability of the Warrant Agreement with respect to the Warrant Agent, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Warrants. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Warrants are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Warrants are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Warrants. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase

PS-22

and sale of Warrants and the related lending transactions, provided that neither the issuer of the Warrants nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Warrants.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these Warrants may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Warrants will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Warrants on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Warrants on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Warrants are contractual financial instruments. The financial exposure provided by the Warrants is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Warrants. The Warrants have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Warrants.

Each purchaser or holder of any Warrants acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way

PS-23

upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Warrants, (B) the purchaser or holder’s investment in the Warrants, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Warrants;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Warrants and (B) all hedging transactions in connection with our obligations under the Warrants;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Warrants has exclusive responsibility for ensuring that its purchase, holding and disposition of the Warrants do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Warrants to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Warrants if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Warrants by the account, plan or annuity.

Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the Warrants, either directly or indirectly.

United States Federal Taxation	In the opinion of our counsel, under current law, each Warrant should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Warrants is respected, a U.S. Holder should not be required to recognize taxable income over the term of the Warrants prior to settlement, other than pursuant to a sale or exchange. Any gain or loss recognized upon sale, exchange, lapse or settlement of the Warrants should generally be

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long-term capital gain or loss if the U.S. Holder has held the Warrants for more than one year at such time, and short-term capital gain or loss otherwise. For a detailed discussion of the U.S. federal income tax consequences to U.S. Holders of the ownership and disposition of the Warrants, U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Warrants” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting.”

If you are a Non-U.S. Holder, please read the section of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

Both U.S. and non-U.S. investors considering an investment in the Warrants should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Warrants, and any tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “United States Federal Taxation” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Warrants.

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Annex A: The JPX-Nikkei Index 400

Description of the Index

We have derived all information contained in this document regarding the JPX-Nikkei Index 400 (the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Japan Exchange Group, Inc., Tokyo Stock Exchange, Inc. (“TSE”) and Nikkei Inc. (the “Index Sponsors”).

The Index Sponsors have no obligation to continue to publish the Index, and they may discontinue publication of the Index at any time. The Index is determined, comprised and calculated by the Index Sponsors without regard to the Warrants.

The JPX-Nikkei Index 400

Calculation of the Index began on January 6, 2014, based on an initial index value of 10,000 as of August 30, 2013. The Index has been calculated retroactively back to August 31, 2006. The Index value, which does not reflect dividends, is computed and published via TSE’s Market Information System and is reported to securities companies across Japan and available worldwide through computerized information networks. The Index is reported by Bloomberg L.P. under the ticker symbol “JPNK400.”

The Index is composed of 400 Japanese common stocks listed on the TSE First Section, Second Section, “Mothers” (Market Of The High-growth and EmeRging Stocks) or JASDAQ market. Constituents are selected based on market capitalization, trading value, return on equity and other factors.

The index components are reviewed annually based on the selection criteria applied as of the final business day of June (the “base date”). The calculation of the Index using the new constituents begins from the final business day of August following the annual review. The selection process and criteria are as follows:

(1) In order to be eligible for the index, a stock must be a common stock the main market for which the TSE First Section, Second Section, Mothers or JASDAQ market as of the base date. Issues other than common stocks may be treated as eligible for inclusion in the Index if they are regarded as equivalent to common stocks and their inclusion is deemed warranted by the Index Sponsors. Stocks are excluded from selection if they fall under any of the following criteria:

•	listed for less than three years;

•	the company’s liabilities are in excess of its assets during any of the past three fiscal years;

•	the company has an operating loss in each of the past three fiscal years;

•	the company has a net loss in each of the past three fiscal years;

•	the company’s financials have disclosed doubt regarding its ability to continue as a going concern;

•	disclosure of insufficient internal controls;

•	the stock has been designated as a security to be delisted or as a security on alert; or

•	certain listing violations have occurred over the past year.

(2) To construct the index, the top 1,000 issues are selected in descending order from the 1,200 eligible issues that have the highest trading values in the three years prior to the base date, which are among the 1,200 eligible issues with the highest market capitalization. Where the number of issues selected does not reach 1,000, the remaining issues are selected on the basis of market capitalization from the 1,200 eligible issues with the highest trading value in the three years prior to the base date.

(3) Each stock is scored based on (a) three-year average return on equity (weighted 40%), (b) three-year cumulative operating profit (weighted 40%) and (c) market capitalization on the base date (weighted 20%).

(4) 400 stocks are selected by the final ranking with the scores calculated in (3) above and qualitative factors from the perspectives of corporate governance and disclosure. These factors are applied as of the base

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date and include: the appointment of at least two independent outside directors, releasing the most recent earnings report according to international financial reporting standards and the release of English language earnings information via TDnet. The final score for each stock equals the sum of the score calculated in (3) above plus the score from the qualitative factors. Stocks are ranked from highest to lowest based on their final scores, but stocks with negative three-year average return on equity and whose most recent returns on equity are negative or that have negative three-year cumulative operating profit are moved to the bottom of the ranking. In the event of a tie in final scores, the stock with the higher market capitalization is ranked higher. The top 400 stocks based on these rankings are then selected for inclusion in the Index.

The Index is calculated using free-float adjusted market value weighting and is denominated in points (as a decimal figure) rounded to the second decimal place. The Index is calculated by dividing the current free-float adjusted market value (the “current market value”) by the market value on the base date (the “base market value”). The market value is the sum of the number of shares of each constituent multiplied by that constituent’s stock price. The calculation of the Index value can be represented by the following formula:

Index Value = Current Market Value × Base Point

Base Market Value

The number of shares of each constituent is determined by multiplying the total number of listed shares by the free-float weight ratio following cap-adjustment. The weight of each constituent is capped at 1.5%, and if any constituent exceeds that weight, it is adjusted downwards at the time of the annual review. The free-float weight is determined by excluding the estimated number of listed shares that are deemed to not be available for trading in the market, based on publicly available documents. Among the shares that are treated as non-free-float shares are, among others, shares held by specified types of major shareholders and shares held by board members and other representatives. The free-float weights are reviewed annually for each Index constituent, with the announcement and effective date for each Index constituent occurring on a quarterly basis, depending upon the relevant company’s earnings release schedule. In addition to this annual review, the Index Sponsors may also adjust a company’s free-float weight to reflect certain extraordinary events.

In order to maintain continuity, the base market value is adjusted from time to time as a result of an increase or decrease in constituent issues, capital raising or similar events other than market fluctuations. Such events include, but are not limited to: new listings, delistings, new share issues through either public offerings or rights offerings to shareholders, issuance of shares as a consequence of exercise of convertible bonds or warrants or mergers, acquisitions, consolidations, company splits or other similar changes in corporate structure. The formula for the adjustment is as follows:

New Base Market Value = Old Base Market Value × (Previous Business Day Market Value ± Adjustment Amount)

                                Previous Business Day Market Value

Where Adjustment Amount = Increase (decrease) in the number of shares used for the index calculation ×

stock price used for adjustment.

Licensing Agreement

We expect to enter into a non-exclusive license agreement with the Index Sponsors providing for the license to us, in exchange for a fee, of the right to use the Index, the proprietary data therein contained (the “JPNK400 Index Value”) and the trademarks “Nikkei Inc.,” “Nikkei” and the “JPX-Nikkei Index 400” (collectively, the “JPNK400 Marks”) in connection with certain securities, including the Warrants.

The JPNK400 Index Value and the JPNK400 Marks are subject to the proprietary rights owned by the Index Sponsors, and the Index Sponsors own all rights and know-how relating to the Index, such as calculation, publication and use of the JPNK400 Index Value and relating to the JPNK400 Marks. The Index Sponsors shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the JPNK400 Index Value or to change the JPNK400 Marks or cease the use thereof. The Index Sponsors make no warranty or representation whatsoever, either as to the results stemmed from the use of the JPNK400 Index Value and the JPNK400 Marks or as to the figure at which JPNK400 Index Value stands on any particular day. The Index Sponsors give no assurance regarding accuracy or completeness of the JPNK400 Index Value and data contained therein. Further, the Index Sponsors shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the JPNK400 Index Value. The Warrants are in no way sponsored, endorsed or promoted by the Index Sponsors. The Index Sponsors shall not bear any obligation to give an explanation of the Warrants or any advice on investments to any purchaser of the Warrants or to the public. The Index Sponsors will not take into account the needs of

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any purchaser of the Warrants in calculating the JPNK400 Index Value. Including but not limited to the foregoing, the Index Sponsors shall not be responsible for any damage resulting from the issue and sale of the Warrants.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

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